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                                                                    EXHIBIT 12.1

                      DRYPERS CORPORATION AND SUBSIDIARIES

     STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                 (IN THOUSANDS)

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
                                                                       THREE MONTHS ENDED
                                  YEAR ENDED DECEMBER 31                    MARCH 31
                         --------------------------------------------  -------------------
                          1993     1994      1995     1996     1997      1997      1998
                         -------  -------  --------  -------  -------  --------- ---------
Income (loss) before
 income tax provision
 (benefit) and
 extraordinary items.... $ 1,062  $10,949  $(19,294) $ 1,622  $11,788  $  2,123  $  (4,528)
Fixed charges...........  11,603    8,207     8,625    9,404   11,057     2,473      3,795
                         -------  -------  --------  -------  -------  --------  ---------
Earnings before fixed
 charges................ $12,665  $19,156  $(10,669) $11,026  $22,845  $  4,596  $    (733)
                         =======  =======  ========  =======  =======  ========  =========
Total interest expense.. $11,115  $ 7,685  $  8,035  $ 8,931  $ 9,957  $  2,198  $   3,450
Rental expense which is
 representative of
 interest expense.......     488      522       590      473    1,100       275        345
                         -------  -------  --------  -------  -------  --------  ---------
Adjusted fixed charges.. $11,603  $ 8,207  $  8,625  $ 9,404  $11,057  $  2,473  $   3,795
                         =======  =======  ========  =======  =======  ========  =========
Ratio of Earnings to
 Fixed Charges..........     1.1x     2.3x       --      1.2x     2.1x      1.9x        --
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